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                                                                    EXHIBIT 4.14

                                 AIM GROUP, INC.

                                Warrant Agreement

         THIS AGREEMENT is made as of October 29, 1999, by and between AIM Group, Inc., a Delaware corporation (the "Company"), and Burnham Securities Inc. (the "Warrant Holder").

                             W I T N E S S E T H: `

         WHEREAS, the Company desires to issue to the Warrant Holder warrants to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), in consideration for the Warrant Holder's consulting services to the Company.

         NOW, THEREFORE, the parries hereto, intending to be legally bound, do agree as follows:

         1. Purchase Warrant. Subject to the terms and conditions of this Agreement, the Company hereby issue to-Warrant Holder the right and option to purchase from the Company all or part of an aggregate of 11,750 shares of Common Stock. This warrant is not intended to constitute an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Warrant Price and Time of Exercise. The per-share purchase price at which the shares subject to warrant hereunder may be purchased by Warrant Holder pursuant to his exercise of this warrant shall be $3.75, which price equals the closing sale price per share of the Common Stock on October 29, 1999, the date of issuance of this warrant. The Warrant Holder's right to exercise the warrant halt be filmy vested. The right to exercise the warrant shall be cumulative to the extent nor theretofore exercised. The right to exercise the warrant shall expire, except as provided in Paragraph 6 below, at the close of business on the day preceding the second anniversary hereof (the "Warrant Exercise Period").

         3. Method of Exercise and Payment for Shares. This warrant shall be exercised by written notice delivered to the Company at its principal office, specifying the number of shares to be acquired upon such exercise, and accompanied by cash payment of the exercise price.

         4. Warrant Exercise Demand. The Company reserves the right to demand to the Warrant Holder that this warrant be exercised within 30 days from notice in writing upon the event that the closing price of the Common Stock of the Company averages above $10.00 per share for a 30 day period during the Warrant Exercise Period. After 30 days from the notice hereof shall have first been given, if the Warrant Holder has not exercised this warrant, the warrant issued hereunder shall automatically terminate and be of no further force and effect whatsoever, without the necessity for any additional notice or other action by the Company.

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         5.       Non-transferability. This warrant is not transferable by
Warrant Holder except as otherwise provided in Paragraph 6 below, and during Warrant Holder's lifetime is exercisable only by him.

         6. Exercise After Death. In the event Warrant Holder dies before the expiration of this warrant, Warrant Holder's estate, or the person or persons to whom his rights under this warrant shall pass by will or the laws of descent and distribution, may exercise this warrant, to the extent exercisable at the date of death, at any time within six months following Warrant Holder's death (but in any event before the expiration of the Warrant Exercise Period).

         7.       Adjustments.

                  (a) Adjustments by Stock Split, Stock Dividend. Etc. If the Company shall at any time increase or decrease the number of its outstanding shares of Common Stock, or change in any way the rights and privileges of such shares, by means of the payment of a Common Stock dividend or the making of any other distribution upon such shares payable in Common Stock, or through a Common Stock split or subdivision of shares, or a consolidation or combination of shares, or through a reclassification or recapitalization involving the Common Stock, then the numbers, rights and privileges of the shares of Common Stock underlying the warrant issued hereunder shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and non-assessable at the time of such occurrence.

                  (b) Dividend Payable in Stock of Another Corporation. Etc. If the Company shall at any time pay or make any dividend or other distribution upon the Common Stock payable in securities or other property (except money or Common Stock), a proportionate part of such securities or other property shall be set aside and delivered to the Warrant Holder upon exercise hereof

                  (c) Apportionment of Price. Upon any occurrence described in the preceding subsections (a) and (b) of this Section 7, the total warrant price hereunder shall remain unchanged but shall be apportioned ratably over the increased or decreased number or changed kinds of securities or other property subject to this warrant.

                  (d) Rights to Subscribe. If the Company shall at any time grant to the holders of its Common Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be added to the number of shares underlying this option the Common Stock or other securities which the Warrant Holder would have been entitled to subscribe for if immediately prior to such grant the Warrant Holder had exercised his entire warrant, and the warrant price shall be increased by the amount which would have been payable by the Warrant Holder for such Common Stock or other securities.

                  (e)      Determination by the Company. Adjustments under this
Section 7 shall be made by the Company, whose determinations with regard thereto shall be final and binding. No fractional shares of Common Stock shall be issued on account of any such adjustment.

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         8.       Merger, Consolidation, Etc.

                  (a) Effect of Transaction. Upon the occurrence of any of the following events, if the notice required by Section 8(b) hereof shall have first been given, the warrant issued hereunder shall automatically terminate and be of no further force and effect whatsoever, without the necessity for any additional notice or other action by the Company: (i) the merger, consolidation or liquidation of the Company or the acquisition of its assets or stock pursuant to a nontaxable reorganization, unless the surviving or acquiring corporation, as the case may be, shall assume all outstanding warrants of the Company or substitute new warrants for them pursuant to Section 425(a) of the Code; (ii) the dissolution or liquidation of the Company; (iii) the appointment of a receiver for all or substantially all of the Company's assets or business, (iv) the appointment of a trustee for the Company after a petition has been filed for the Company's reorganization under applicable statutes; or (v) the sale, lease or exchange of all or substantially all of the Company's assets and business.

                  (b) Notice of Such Occurrences. At least 30 days' prior written notice of any event described in Section 8(a) hereof, except the transactions described in subsections 8(a)(iii) and (iv) as to which no notice shall be required, shall be given by the Company to the Warrant Holder. If the Warrant Holder is so notified, he may exercise all or a portion of the entire unexercised portion of this warrant at any time before the occurrence of the event requiring the giving of notice. Such notice shall be deemed to have been given when delivered personally to the Warrant Holder or when mailed to the Warrant Holder by registered or certified mail, postage prepaid, at the Warrant Holder's last address known to the Company.

         9. Binding Effect, Entire Agreement. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the personal representatives of Warrant Holder and the successors of the Company. This Agreement constitutes the entire agreement between the parties and cannot be altered, modified, or changed in any way unless made in writing and signed by the party against whom such alteration, modification, or change is asserted.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its Chief Executive Officer and the Warrant Holder has signed this Agreement.

                                             AIM GROUP, INC.

                                             By: _______________________________
                                                    Paul R, Arena
                                                    Chief Executive Officer

                                             BURNHAM SECURITIES INC.

                                             ___________________________________
                                                    Burnham Securities Inc.
                                                    Warrant Holder